Exhibit 24.1



KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Brian Zwerner and Curtis Arledge, or any of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

      Signature                      Title                        Date
      ---------                      -----                        ----

  /s/ Brian Zwerner
----------------------   President (Principal Executive
    Brian Zwerner        Officer) and Director               February 10, 2006

  /s/ David Pitelka
----------------------   Senior Vice President (Principal
    David Pitelka        Financial and Accounting Officer)   February 10, 2006

  /s/ Curtis Arledge
----------------------
    Curtis Arledge       Director                            February 10, 2006


----------------------
   Orlando Figueroa      Director                            February __, 2006